Exhibit 5.1

600 17th Street, Suite 2700, Denver, Colorado 80202

Main:  (720) 889-2211   Fax:  (720) 889-2222

December 19, 2012

Canfield Medical Supply, Inc.

4120 Boardman-Canfield Road

Canfield, Ohio  44406

Re:

S-1 Registration Statement for common stock of Canfield Medical Supply, Inc.

(the “Company”)

Gentlemen:

At your request, we have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of

(a)

1,500,000 shares of common stock of selling shareholders; and

(b)

1,200,000 shares of Canfield Medical Supply, Inc., a Colorado corporation.

In rendering the following opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the documents set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies:

(a)

Certificate of Incorporation of the Company;

(b)

Bylaws of the Company, as amended to date; and

(c)

Certified Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the stock.

(d)

The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

Based on the foregoing, it is our opinion that the 1,500,000 shares being registered under the Registration Statement for resale by current shareholders have been duly and validly authorized and duly and validly issued and are fully paid and non-assessable, and the 1,200,000 shares being offered for sale will be duly and validly authorized, duly and validly issued, fully paid and non-assessable under Colorado Laws.

600 Seventeenth Street • Suite 2700 South Tower • Denver, Colorado 80202  • main: 720-889-2211  • fax 720-889-2222  • jinslaw.com

We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the offering described therein.  We further consent to the reference to us under the caption "Experts and Legal Counsel" in the prospectus included in the Registration Statement.

This opinion covers only matters of Colorado law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction.  Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter.  We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Sincerely,

JIN, SCHAUER & SAAD LLC

By: /s/ Jon D. Sawyer

      Jon D. Sawyer